EXHIBIT 2.01



                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT, dated April 9, 1999 by and between the Shareholders of Harron Communications Corp. ("Harron") listed on the signature page hereto (individually a "Shareholder" and collectively "Shareholders"), and Adelphia Communications Corporation, a Delaware corporation ("Buyer").

                              W I T N E S S E T H :

         WHEREAS, Shareholders are the owners of all the stock (the "Stock") of Harron which, together with the Operating Subsidiaries (as hereinafter defined), is the owner and operator of the cable television system (the "CATV System"), and businesses in respect thereof, located in the cities and/or townships listed on Schedule 4.5 attached hereto (the CATV System, and the businesses of Harron and the Operating Companies in respect thereof (other than with respect to the Excluded Assets), are herein referred to collectively as the "Business"); and

         WHEREAS, Shareholders desire to sell, and Buyer desires to purchase, on the terms and subject to the conditions contained in this Agreement, the Stock, free and clear of all liens, claims, pledges, restrictions, rights of others, voting agreements, charges or other encumbrances of any kind or nature whatsoever, all in accordance with and subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises each to the other made herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. As used herein, the following terms shall, except where the context otherwise requires, have the meanings specified in this Section 1 (such definitions to be equally applicable to the singular and plural forms of the term defined):

         "Agreement" - This Stock Purchase Agreement, as the same may be amended or modified in accordance with the terms hereof.

         "Accounts Receivable" - All accounts receivable of the Cable Companies.

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         "Additional Escrow Fund" - As defined in Section 7.1.

         "Additional Subscribers" - As defined in Section 2.3.

         "Authorizations" - All Governmental Permits and other approvals, authorizations or agreements necessary to own and operate the Business lawfully and in the manner in which it is now being operated.

         "Authority" - any federal, state or local governmental authority or entity having regulatory or other authority or jurisdiction over the Harron Companies, or any of them.

         "Bank Debt" - Obligations of the Cable Companies referenced in a certain Amended and Restated Revolving Credit and Term Loan Agreement dated June 3, 1998, as amended, with First Union N.A., and the other banks party thereto.

         "Benefit Arrangement" means each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in
Section 501(c)(9) of the Code) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Harron or any ERISA Affiliate or under which Harron or any ERISA Affiliate may incur any liability, and (c) covers any Employee or former employee of Harron or any ERISA Affiliate (with respect to their relationship with such entity).

         "Business" - As defined in the first WHEREAS paragraph.

         "Business Assets" - As described in Section 4.10.

         "Buyer" - As defined in the first paragraph of this Agreement, its successors and assigns.

         "Cable Companies" - Harron and the Operating Subsidiaries.

         "Cash Balance" - As defined in Section 2.3.

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         "CATV" - cable television.

         "CATV System" - As defined in the first WHEREAS paragraph.

         "Closing and Closing Date" - As defined in Section 3.

         "Code" - The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         "Communications Act" - The Communications Act of 1934, as amended, including all provisions of the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, and the provisions of the Telecommunications Act of 1996.

         "Copyright Act" - As defined in Section 4.6.

         "Damage Notice" - As defined in Section 12.

         "Employees" mean all persons employed by Harron or the Business as of the date specified or, if no date is specified, as of the date hereof.

         "Employee Plan" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

         "Encumbrances" - Collectively, all debts, claims, liabilities, obligations, Taxes, liens, mortgages, security interests, claims, pledges, restrictions, voting agreements, title exceptions, rights of others or other encumbrances of any kind or nature whatsoever.

         "Environmental Laws" - Any statute, ordinance, code, law (common or otherwise), rule, regulation or order pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), or to the protection of public health and safety or any other environmental matter, including the following laws as amended and if effect from time to time up to the date hereof: (A) Clean Air Act (42 U.S.C. SS7401, et seq.); (B) Clean Water Act (33 U.S.C. SS1251, et seq.); (C) Resource Conservation and Recovery Act (42 U.S.C. SS6901, et seq.); (D) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. SS9601, et seq.); (E) Safe Drinking Water Act (42 U.S.C. SS300f, et seq.); and (F) Toxic Substance Control Act (15 U.S.C. SS2601, et seq.).

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         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended, and the regulations promulgated thereunder.

         "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, Harron, as set forth in Section 414(b), (c), (m) or (o) of the Code.

         "Escrow Agreement" - The form of Escrow Agreement attached as Exhibit
A.

         "Estimate Statement" - As defined in Section 2.3.

         "Existing Employment Agreements" - As defined in Section 4.14.

         "Excluded Assets" - As defined in Section 6.2.

         "Excluded Liabilities" - As defined in Section 6.2.

         "Family Loans" - All loans from the Harron Companies to the lineal descendants of Margaret E. Harron, as reflected on the Financial Statements and as made by the Harron Companies prior to the Closing Date.

         "FAA" - The Federal Aviation Administration.

         "FCC" - The Federal Communications Commission.

         "Final Statement" - As defined in Section 2.3.

         "Financial Statements" - As defined in Section 4.13.

         "FTC" - The Federal Trade Commission.

         "Governmental Permits" - All franchises and related agreements, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Authority.

         "Hazardous Substances" - Any pollutant, contaminant, hazardous or toxic substance, material, constituent or waste or any pollutant or any release thereof that is labeled or regulated as such by any Authority pursuant to an Environmental Law, including, without limitation, petroleum or petroleum compounds, radioactive materials, asbestos or any asbestos-containing material, or polychlorinated biphenyl's.

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         "Harron" - As defined in the first WHEREAS clause hereof.

         "Harron Companies" - Harron, the Operating Subsidiaries and all other subsidiaries (direct or indirect) of Harron.

         "HSR Act" - As defined in Section 4.12.

         "Indemnitor" - As defined in Section 13.4.

         "Indemnitee" - As defined in Section 13.4.

         "Knowledge" - Whenever the phrases "knowledge of Shareholders" or "known to Shareholders" is used, Shareholders shall be deemed to know of all information of which any officer or general manager of any of the Cable Companies is aware.

         "Listed Contracts" - As defined in Section 4.11.

         "Material Adverse Effect" - A material adverse effect on the condition, financial or otherwise, results of operations or prospects of the Business or the Business Assets. For purposes hereof, changes applicable to the CATV business generally, federal or other governmental rate regulation, "over-building", the offering of CATV service by another person within the municipalities served by the CATV System, or the issuance to another person of a franchise in a territory served by the CATV System, shall not be considered to have a Material Adverse Effect.

         "Material Business Contract" - Any contract, other than Excluded Assets and Excluded Liabilities, requiring payments by or to any of the Cable Companies of, in the aggregate, $50,000.00 or more during the current term of such contract, and all headend, tower and microwave site leases and fiber leases.

         "Multiemployer Plan" means any "multiemployer plan," as defined in
Section 4001(a)(3) or 3(37) of ERISA, which (a) Harron or any ERISA Affiliate maintains, administers, contributed to or was required to contribute to, or under which Harron or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of Harron or any ERISA Affiliate (with respect to their relationship with any such entity).

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         "Non-competition Agreement" - As defined in Section 9.9.

         "Non-consenting Authorizations" - As defined in Section 7.1.

         "Officer Agreement" - As defined in Section 9.10.

         "Operating Subsidiaries" - The subsidiaries of Harron listed on Exhibit B.

         "Pension Plan" means any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) which (a) Harron or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Harron or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability); and (b) covers any employee or former employee of Harron or any ERISA Affiliate (with respect to their relationship with any such entity).

         "Permitted Encumbrances" - Liens for Taxes not yet due and payable, defects or encumbrances of title which, either individually or in the aggregate, do not materially interfere with the use or ownership of property, liens to be released immediately after, at or prior to Closing, leases for Real Property, to the extent disclosed in Schedule 4.8 or Schedule 4.11, municipal, zoning and other ordinances, standard title exceptions, easements for utilities, recorded building and use restrictions and covenants which, either individually or in the aggregate, do not materially interfere with the use or ownership of property.

         "Purchase Price" - As defined in Section 2.2.

         "Real Property" - As defined in Section 4.8.

         "Severance Arrangements" - As defined in 6.1.

         "Shareholder" - As defined in the first paragraph of this Agreement.

         "Shareholders" - As defined in the first paragraph hereof.

         "Stock" - As defined in the first WHEREAS paragraph.
         "Tangible Personal Property" - As defined in Section 4.10.

         "Tax" - Any federal, state, local or foreign income, gross receipts, windfall profits, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

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         "Tax Return" - Any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing required to be submitted to any Authority with respect to any Tax.

         "Welfare Plan" means any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, other than a Multiemployer Plan, which (a) Harron or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Harron or any ERISA Affiliate may incur any liability and (b) covers any employee or former Employee of Harron or any ERISA Affiliate (with respect to their relationship with any such entity).

2.       Stock Purchased/Purchase Price.

         2.1 Stock Purchase. Shareholders agree to sell, assign and convey, and Buyer agrees to buy, as of the Closing Date, all the Stock.

         2.2. Purchase Price. In consideration of the sale, assignment and conveyance to Buyer of the Stock, and for entering into this Agreement, Buyer agrees to pay to Shareholders the sum of $1,200,000,000.00, subject to reduction or addition as hereinafter set forth (collectively the "Purchase Price"), to be paid at Closing by wire transfer to a bank or banks designated by Shareholders.

         2.3. Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

                  a. Acquisition Adjustments. In the event that the Cable Companies fail to acquire, through the acquisition of CATV systems not owned by the Cable Companies, at least 2,200 subscribers (other than subscribers of the CATV systems being acquired pursuant to that certain Asset Purchase Agreement dated February, 1999, with J. Feeney Associates, Inc. (the "Feeney Agreement")) (the "Additional Subscribers"), the Purchase Price shall be decreased by (i) the excess of 2,200 over the number of subscribers so acquired, times (ii) $1,500.00; provided, however, notwithstanding the foregoing provisions of this
Section 2.3(a), in the event any of the Cable Companies enters into a purchase agreement relative to all or any portion of the Additional Subscribers, and the


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transactions contemplated by such purchase agreement(s) do not close until after the Closing Date, then the number of subscribers to be purchased pursuant to such purchase agreement(s) will not be included in the calculation contemplated by this Section 2.3(a), and any amounts payable after the Closing Date pursuant to such purchase agreement(s) (less purchase price deposits made in connection therewith) will be included as a liability in Section 2.3(c). In addition, with respect to the Feeney Agreement: (i) in the event such transaction does not close until after the Closing Date, any amounts payable after the Closing Date pursuant to the Feeney Agreement (less purchase price deposits made in connection therewith) will be included as a liability in Section 2.3(c); and
(ii) in the event the Feeney Agreement is terminated for any reason on or prior to the Closing Date, then the Purchase Price shall be reduced by the purchase price (less the purchase price deposits, if any made thereunder) payable thereunder.

                  b. Cash Balance. The Purchase Price shall be increased by the sum of all cash and cash equivalents held by the Cable Companies on the Closing Date (including the funds to be realized on the Closing Date in connection with the payment of all amounts outstanding under the Family Loans (the "Cash Balance")).

                  c. Accrued Liabilities/Accounts Payable. The Purchase Price shall be decreased by the amount of all liabilities of the Cable Companies, determined in accordance with generally accepted accounting principles, allocable to the period ending as of the day before the Closing Date, including the principal balance of the Bank Debt and costs due on account of the prepayment thereof (including any amounts necessary to satisfy any interest rate swap agreements), accounts payable, any Tax payments due and payable by any of the Cable Companies for all Tax periods ending prior to the Closing Date (including, without limitation, Tax liabilities attributable to the distribution or other disposition of the Excluded Assets and the Excluded Liabilities), and any amounts payable on or after the Closing Date with respect to Additional Subscribers or pursuant to the Feeney Agreement, but excluding deferred income taxes.

                  d. Payments for Services/Expenses/Other Income. Without duplication with Section 2.3(c) hereof, the Purchase Price shall be increased or decreased to take into account a pro ration of all income and expense such that all income and expense of the Cable Companies attributable to the period ending on the day before the Closing Date shall be for the benefit (or detriment) of Shareholders, and all income and expense of the Cable Companies attributable to the period beginning on the Closing Date shall be for the benefit (or detriment) of Buyer.

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                  e. Pre-payments. The Purchase Price shall be increased for all deposits and prepaid expenses of the Business.

                  f. Accounts Receivable. The Purchase Price shall be increased by the Business' Accounts Receivable aged 90 days or less.

                  g. Launch Fees. The Purchase Price shall be decreased by the sum of all programmer "launch" fees received by the Cable Companies during 1997, 1998 and 1999 which, if amortized over the period during which the Cable Companies are contractually obligated to carry the subject programming, would be allocated to the period beginning on the Closing Date.

                  h. Capital Expenditures. The Purchase Price shall be decreased by the amount by which the sums paid or accrued with respect to capital expenditures fail to include the following sums during the 1999 calendar year:

         Southeast Michigan and Southeast Pennsylvania cable plant rebuilds:

                                    $30,000,000.00; and,

         Capital Expenditures other than the rebuilds of cable plant in Southeast Michigan and Southeast Pennsylvania:

                                    $12,000,000.00.

For purposes of determining the Purchase Price adjustment under this Section 2.3(h), in the event the Closing Date is prior to December 31, 1999, the foregoing decrease in the Purchase Price shall be determined on an annualized basis (e.g., if the Closing occurs on September 30, the foregoing requirement will be met if 75% of such sums have been accrued).

                  i. Application of Adjustments. All adjustments to the Purchase Price shall increase (or decrease) the Purchase Price paid for each share of Stock on a proportionate basis.

Attached hereto as Schedule 2.3 is an example of the calculation of the Purchase Price adjustments contemplated by this Section 2.3, for illustrative purposes only, prepared by the Shareholders as a good faith estimate of the items set forth in this Section 2.3 as if the Closing Date was February 28, 1999. It is


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the intention of the parties that, without duplication and without limitation, the preceding paragraphs result in an adjustment to the Purchase Price to reflect a pro ration of all expenses incurred by the Cable Companies, and all payments made on account of services to be provided by the Cable Companies to:
(x) the period up to but not including the Closing Date; or (y) the period beginning on the Closing Date. Such pro rations shall include, without limitation and without duplication, interest accrued on the Bank Debt, all payments received for CATV services to be rendered in whole or in part on or after the Closing Date, prepayments relating to periods of time on or after the Closing Date, property and other Taxes and assessments, payroll, accrued vacation, copyright royalties and fees, rents, pole rents, franchise fees, license fees, power and utility expenses, deposits and prepaid expenses. The Shareholders shall prepare and deliver to Buyer, at least five business days prior to the Closing Date, a statement (the "Estimate Statement") showing, as of the latest date reasonably possible, the amount reasonably estimated by Shareholders, in good faith, to be the amount of the Purchase Price adjustments provided for in this Section 2.3. The Purchase Price adjustments reflected in the Estimate Statement shall be used in determining the Purchase Price at Closing. However, such adjustments (and the Purchase Price) shall be recalculated subsequent to the Closing in accordance with this section. Within 120 days after the Closing Date, the Buyer shall prepare a statement (the "Final Statement") showing, as of the Closing Date, the Purchase Price adjustments provided for in this Section 2.3, and the Purchase Price shall be recalculated to reflect such Purchase Price adjustments. Within 30 days of receipt of the Final Statement, Shareholders may object thereto. All matters contained within the Final Statement for which no objection is proposed within such 30 days shall be deemed accepted. Buyer and Shareholders shall have 60 days from the date of the preparation and delivery of any objection to the Final Statement by Shareholders to agree on the resolution thereof. In the event they have not so agreed within such time, it is agreed that such shall be submitted for resolution to a national accounting firm to be appointed by Shareholders and approved by Buyer (provided, if the amount in controversy exceeds the sum of $5,000,000.00, Shareholders or Buyer may require that such accounting firm appoint three accountants practicing within such accounting firm to act as a panel to resolve such dispute). Buyer hereby approves of any "Big Five" accounting firm selected by Shareholders so long as such firm does not then serve as the independent auditor of any of the Harron Companies, Shareholders or Buyer. The determination by the designated accounting firm of the amounts properly to be taken into account as Purchase Price adjustments under this
Section 2.3 shall be binding and non-appealable by either party. Within ten days of an agreement by the parties to an adjustment to the Final Statement, or the binding determination thereof in accordance with the foregoing, the net amount owed as a Purchase Price adjustment shall be paid by the obligor thereof to the other party or parties, together with interest at the rate of 7% per annum, calculated from the Closing Date. All costs and expenses of the selected


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accounting firm and its services rendered pursuant to this Section 2 shall be borne by Buyer, on the one hand, and Shareholders, on the other hand, as nearly as possible in proportion to the amount by which the determination of all matters related to such costs and expenses varies from the positions of Buyer and Shareholders on all such matters.

3. Closing. The date of closing ("Closing") hereunder (the "Closing Date") shall be the later of September 30, 1999, or as specified by Buyer in writing no less than five nor more than 30 days following the date on which the conditions set forth in Section 7 and 8 have been satisfied; provided, however, either party may terminate this Agreement in accordance with the terms of Section 14 on account of a Closing not having occurred on or before March 31, 2000, and any such termination shall be preceded by 60 days advance notice thereof in accordance with Section 14, in which case the Closing Date shall not be later than May 30, 2000. Notwithstanding the foregoing; (a) Shareholders shall have the right to delay closing to March 31, 2000, in order to obtain the consents of the FCC, Ackerley Communications Group, Inc. and Robert Smith (or entities controlled by him), with respect to the transfer of the broadcast interests included in the Excluded Assets as provided for herein; (b) in no event shall Closing occur other than on the last day of a calendar month; (c) in no event shall Closing occur in the month of December; and (d) in the event Closing does not occur on or before October 31, 1999, Shareholders shall have the right to extend the Closing Date until January 31, 2000.

4. Shareholders' Representations, Warranties and Covenants. Each of the Shareholders hereby jointly and severally represent, warrant and covenant to Buyer that:

         4.1 Organization of Shareholders/Authority and Enforcement. Each Shareholder is a duly formed trust, formed under the laws of the Commonwealth of Pennsylvania.

         4.2 Authority to Execute and Consummate Agreement. The execution,


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delivery and performance of this Agreement have been duly and validly authorized by all necessary action on the part of Shareholders. This Agreement has been duly executed and delivered by Shareholders and constitutes, and each contract or written undertaking delivered by Shareholders to Buyer pursuant hereto will constitute, the legal, valid and binding obligation of Shareholders enforceable in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles of general application relating to or limiting creditors' rights. Assuming the receipt of the consents referenced in Schedule 4.12, the execution, delivery and performance of this Agreement by Shareholders does not and, as of the Closing, will not, result in a breach or violation of, or constitute a default (or an event which, with or without the passage of time or the giving of notice, or both, will constitute a breach or default) under, any trust or other agreement, instrument, statute, ordinance, rule, regulation or order to which any of the Harron Companies or Shareholders is a party or is bound.

         4.3 Organization and Good Standing of the Cable Companies. The Cable Companies are duly organized corporations, validly existing, and in good standing under the laws of their respective states of incorporation, and have all requisite power and authority to own and operate their respective assets and to carry on the Business at the places and in the manner owned and operated.
Schedule 4.3 lists all directors and officers of the Cable Companies.

         4.4 Ownership of Capital Stock of Company; Capitalization. Each Shareholder owns the number of shares of Stock set forth opposite such Shareholder's name on Schedule 4.4, free and clear of all liens, security interests, pledges, claims, options, restrictions, voting agreements, and rights of others. Harron has 48,168.46 issued and outstanding shares of stock, all of which are validly issued, fully paid and non-assessable and held of record by the Shareholders. Except for the rights of certain Shareholders to purchase additional shares of Harron, there are no outstanding options or other similar rights to purchase any shares of stock of Harron or the Operating Subsidiaries. All existing options or warrants to purchase additional shares of stock of Harron shall be exercised or extinguished before the Closing Date. Any additional shares of Harron stock issued prior to the Closing Date on account of the exercise of an option or warrant to purchase such shares shall be transferred to Buyer on the Closing Date in accordance with the terms hereof. Between the date hereof and the Closing Date, no transfer of record ownership of, or beneficial interest in, any of the Stock will be made (other than to Harron, among the Shareholders or to trusts formed for lineal descendants of


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beneficiaries of the Shareholders, provided all such transfers are subject to the terms of this Agreement and the transferees have agreed in writing to be bound by, and a party to, this Agreement) and no liens, security interests, pledges, claims, options, restrictions, voting agreements and rights of others with respect to the Stock will be created.

         4.5      Permits and Authorizations.

                  (a) The Cable Companies have all Authorizations from the FCC and any Authority granting a franchise necessary to own and operate the Business lawfully and in the manner in which it is now operated.

                  (b) Schedule 4.5 contains a true and complete list of all Authorizations issued to the Cable Companies by the FCC and any Authority granting any franchise, together with the expiration date thereof.

                  (c) Shareholders have delivered to Buyer true and complete copies of all Authorizations issued to the Cable Companies by the FCC and any Authority granting any franchise in effect on the date hereof. All such Authorizations are in full force and effect (subject to expiration at the end of their current term or as indicated on Schedule 4.5) and are valid, binding and enforceable upon the Cable Company that is a party thereto and, to the Shareholders' knowledge, the other parties thereto, in accordance with their terms, except to the extent such enforceability may be affected by bankruptcy, insolvency, or similar laws affecting creditor's rights generally and by judicial discretion in the enforcement of equitable remedies. Except as disclosed in Schedule 4.5, the Cable Companies are in material compliance with the terms of the Authorizations granted by the FCC and any Authority granting a franchise, and as of the date of this Agreement none of the Cable Companies has received any written notice (or to the Shareholders' knowledge, after due inquiry of the regional managers of the CATV System, oral notice from such regional managers) from an Authority to the effect that any of the Cable Companies are not currently in material compliance with the terms of the Authorization granted by the FCC and any Authority granting a franchise.

                  (d) Except as disclosed on Schedule 4.5, there exists no fact


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or matter known to Shareholders which would constitute a legally valid basis for revocation, suspension or termination of an Authorization, or elimination of any rights under an Authorization.

                  (e) Schedule 4.5 contains a list of all municipalities which have granted a franchise to the Cable Companies and which, to the knowledge of Shareholders, have also granted a franchise to any other person such that such other person has the right to offer CATV services in competition with the Cable Companies within the geographical area governed by a franchise issued by such Authority.

                  (f) Provided all consents specified in Schedule 4.12 are obtained, the execution, delivery and performance of this Agreement will not entitle any person or entity to cancel, suspend, terminate or diminish the rights of any of the Cable Companies under any Authorization by the FCC or an Authority granting a franchise.

                  (g) All commitments or obligations to any Authority issuing to the Cable Companies a franchise in New York, Pennsylvania and Southeast Michigan, relative to the upgrade or rebuild of the CATV System, have been met or will be met upon completion of rebuilds presently in progress.

         4.6      FCC and Other Regulatory Matters.

                  (a) During the three year period ending on the Closing Date, the Cable Companies have submitted all material reports and filings required by the Communications Act and the FCC's rules, the Copyright Act of 1976, as amended (the "Copyright Act") and the rules of the Copyright office. All factual statements made by the Cable Companies in any and all such reports and filings made by the Cable Companies within the past 36 months are, in all material respects, accurate and complete.

                  (b) The Cable Companies maintain appropriate public files as required by FCC rules. The Cable Companies are providing syndicated exclusivity and network non-duplication protection to stations entitled thereto which have requested such protection, and have followed the requirements governing commercial leased access, origination cablecasting, equal time and personal attack obligations, obscenity, sponsorship identifications and sponsorship lists, as specified by FCC rules.

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                  (c) Except as disclosed on Schedule 4.6, to the knowledge of the Shareholders, there are no facts, and the Cable Companies have received no notice or other communication, indicating that the Cable Companies are not in compliance with all requirements of the FCC's rules or the Communications Act, or applicable state and local statutes, regulations and ordinances, or that any FCC license has been revoked, suspended, has expired, or is otherwise not in full force and effect.

                  (d) There are no must-carry complaints pending at the FCC against the Cable Companies. In any case where the FCC has granted a must-carry complaint against any of the Cable Companies, the television broadcast station that filed the complaint has been added on the affected CATV System.

                  (e) All required certificates, permits, and clearances from Authorities with respect to the CATV System's plant, antenna towers, CARS stations, microwave transmitters, earth stations, and business radios used by the Cable Companies have been obtained. All aeronautical frequencies in use in the CATV System have been properly registered with the FCC, and on the Closing Date only aeronautical frequencies eligible under 47 C.F.R. SS76.612 shall be in use. The Cable Companies monitor signal leakage, maintain applicable signal leakage logs, conduct the cumulative leakage test, demonstrate compliance with the cumulative criteria by showing a passing cumulative leakage index or a successful flyover, and comply with the frequency separation standards, all in compliance with the requirements set forth in 47 C.F.R. SS76.610 through SS76.619.

                  (f) Schedule 4.5 sets forth the CATV System's communities where basic rates are currently regulated. In such communities, rates for basic service were set by FCC Form 1200 or 1230, as brought forward by Form 1210's. There are no CPST rate complaints pending against any of the Cable Companies, nor have any CPST rate complaints been resolved adversely to the Cable Companies within the last year.

                  (g) Except as set forth on Schedule 4.12, no Authority or other person has any right to purchase the CATV System or any portion thereof, and no Authority for any of the communities served by the CATV System has expressed to the Cable Companies any intention to provide cable television service, nor are the Cable Companies aware of any such intention.

                  (h) The Cable Companies have timely made all filings relating to the CATV System in order to preserve their respective rights under Section 626 of the Communications Act of 1934, as amended.

                  (i) Schedule 4.6 lists all definitive purchase and sale agreements pursuant to which the CATV Systems were acquired or sold during the 1997, 1998 and 1999 calendar years. Except as disclosed in Schedule 4.6, no Cable Company is bound by any contractual non-compete or similar restrictive covenant. The Cable Companies have paid all amounts that are due and payable under the purchase and sale agreements referred to above, or such have been properly accrued as liabilities under Section 2.3(a) hereof.

                  (j) The Cable Companies have paid all franchise fees that are due and payable with respect to the operation by the Cable Companies of the CATV System, or such have been properly accrued as liabilities under Section 2.3(a) hereof.

                  (k) The Cable Companies have paid all pole attachment fees that are due and payable with respect to the operation by the Cable Companies of the CATV System. As of the date of this Agreement, except as disclosed in
Schedule 4.6, no pole attachment audits are pending and the Cable Companies have not received written notice of any pending pole attachment audits.

                  (l) Except for such rearrangements or rehabilitations of cable trunk of the CATV System as may be necessary in the ordinary course of business, to the Shareholders' knowledge, none of the Cable Companies has any contractual obligation to rearrange any of such cable trunk.

         4.7 Insurance. All insurance policies pertaining to the Business are in full force and effect on the date hereof, are valid and enforceable in accordance with their terms, and are issued by financially sound and reputable insurance companies.

         4.8 Real Property. Schedule 4.8 contains a complete and correct list of all real property, other than Excluded Assets, in which the Cable Companies have a fee or leasehold interest (the "Real Property"), specifying whether the Cable Companies own or lease such property. The Cable Companies have not received any notice of any condemnation proceeding or other proceeding in the nature of eminent domain in connection with the Real Property. To the knowledge of the Shareholders, except as disclosed on Schedule 4.19, the Real Property is in material compliance with all applicable federal, state and local laws, rules, regulations and ordinances.

         4.9 Accounts Receivable. Each Account Receivable is (i) a valid obligation of the account debtor enforceable in accordance with its terms; and
(ii) in all material respects, a true and correct statement of the account for merchandise actually sold and delivered to, or for actual services performed for and accepted by, such account debtor.

         4.10 Tangible Personal Property; Business Assets. The tangible personal property of the Cable Companies (the "Tangible Personal Property"), together with the other assets used in connection with the Business (the "Business Assets"), other than certain of the Excluded Assets which relate to the "corporate" offices of the Business located at 70 East Lancaster Avenue, Frazer, Pennsylvania, collectively constitute all assets and rights necessary to enable Buyer to operate the Business as it is currently being operated. Changes in such assets from the date hereof will consist only of changes made in the ordinary course of business. The Cable Companies have good and marketable title to all the Business Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. None of the Excluded Assets relate to the Business (other than the "corporate" office of the Business located at 70 East Lancaster Avenue, Frazer, Pennsylvania). All of the Harron Companies, other than the Cable Companies, constitute part of the Excluded Assets.

         4.11 Contracts; No Defaults. Schedule 4.11 contains a true and correct list of all Material Business Contracts, as well as the pole attachment agreements and retransmission agreements of the Cable Companies (the "Listed Contracts"). Except as disclosed on Schedule 4.11, each of the Listed Contracts is in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against, the parties thereto. Except as disclosed on Schedule 4.11, there has not been (i) any failure of any Cable Company which is party to any such Listed Contract (or, to the knowledge of Shareholders, any other party to any such Listed Contract) to comply with all material provisions of such Listed Contract, (ii) any material default by any Cable Company thereunder (or, to the knowledge of Shareholders, any other party to any such Listed Contract), (iii) any threatened cancellation thereof, (iv) any outstanding dispute thereunder, or (v) any basis for any claim of material breach or material default thereunder by any Cable Company which is party to any such Listed Contract (or, to the knowledge of Shareholders, any other party to any such Listed Contract).

         4.12 Approvals and Consents. Except for filings with the FTC and the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration of the applicable waiting period thereunder, and the FCC, Ackerley Communications Group, Inc. and Robert Smith (or entities controlled by him) (with respect to the transfer of the broadcast interests included in the Excluded Assets to the Shareholders as provided for herein) the only persons whose approval of or consent to the execution, delivery or performance of this Agreement by Shareholders is legally or contractually required, or is necessary to preclude any cancellation, suspension, or termination of or diminution of rights under any of the Authorizations, are specified on Schedule 4.12. Schedule 4.12 includes any persons with rights of first refusal with respect to transfers or assignments of any of the Business Assets.

         4.13 Financial Information; Change in Condition of Assets; Liabilities. Attached hereto as Schedule 4.13 are: (a) true and complete copies of audited statements of income of the Harron Companies for the twelve months ended December 31, 1997 and December 31, 1998, statements of cash flows for the same periods, the related balance sheets as of such dates, and the related schedules and notes thereto, each of which was prepared from books and records of account of the Harron Companies kept in the normal course of business and in accordance with generally accepted accounting principles, consistently applied in accordance with the Harron Companies' past practices, and together present fairly the financial position of the Harron Companies as at such dates and the results of their operations for the periods covered thereby; (b) true and complete copies of unaudited statements of income of the Business for the twelve months ended December 31, 1997 and December 31, 1998, the related balance sheets as of such dates, each of which was prepared from books and records of account of the Cable Companies kept in the normal course of business and in accordance with generally accepted accounting principles, consistently applied in accordance with the Cable Companies' past practices, and together present fairly the financial position of the Business as at such dates and the results of their operations for the periods covered thereby (the foregoing information related to the Business being referred to herein as the "Financial Statements"); and (c) a true and complete report, prepared from the books and records of the Cable Companies, showing the number of subscribers of the Cable Companies as at the dates indicated thereon. Since December 31, 1998 the Cable Companies have:

         (i) not borrowed any money (other than as allowed under the Bank Debt);

         (ii) paid all obligations as they have become due; and

         (iii) not knowingly waived any right of material value.

Except as set forth on the Financial Statements, there are no material liabilities, debts, or obligations of the Cable Companies except for: obligations under Authorizations; contractual obligations; Permitted Encumbrances; obligations arising in the ordinary course of business; and Excluded Liabilities. Except as set forth in Schedule 4.13, since January 1, 1999, there have been no changes to the condition of the Business Assets the result of which would have a Material Adverse Effect, and no material portion of the Business Assets has been removed from the Business except for Business Assets disposed of or consumed in the ordinary course of business, or Business Asset (other than any portion of the CATV System) replaced by replacement property of substantially equivalent kind and use. For purposes hereof, the accrual as income of the receipt of launch fees from programmers in the year of receipt shall be deemed to be in accordance with generally accepted accounting principles.

         4.14     Employees.

                  (a) Schedule 4.14 contains a complete list of Employees, including such Employee's location, position, current salary or hourly wages and other cash compensation payable to each Employee. Except as set forth in
Schedule 4.14, none of the Cable Companies is a party to any labor agreement with respect to its Employees with any labor organization, group or association and, except as disclosed on such schedule, within the three years preceding the date hereof, none of the Cable Companies has experienced any attempt by organized labor or its representatives to enter into a binding agreement with organized labor that would cover the Employees of such Cable Company not otherwise so covered. Except as set forth in Schedule 4.14 or Schedule 4.19, there is no unfair labor practice charge or complaint against any of the Cable Companies pending before the National Labor Relations Board or any other governmental agency arising out of any such Cable Company's activities; there is no labor strike or labor disturbance pending against any of the Cable Companies nor is any material grievance currently being asserted against any such entity; and, none of the Cable Companies has experienced a work stoppage within the past three years.

                  (b) Except as set forth in Schedule 4.19, the Cable Companies are in material compliance with all applicable legal requirements respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes, and none of them are engaged in any unfair labor practice. Except as set forth in Schedules 4.14 and 4.19, none of the Cable Companies are liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing which will not be included in the Purchase Price adjustment set forth in Section 2.3.

                  (c) Except with respect to the employment agreements set forth on Schedule 4.11 and Schedule 4.14 (including agreements with any labor organization reflected on Schedule 4.14) (the "Existing Employment Agreements"), none of the Cable Companies entered into any severance or similar arrangement in respect of any present or former Employee that will result in any obligations (absolute or contingent) of Buyer or any of the Cable Companies to make any payment to any present or former Employee following termination of employment subsequent to the Closing Date or upon consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement or any related agreement nor the consummation of the transaction contemplated hereby or thereby will automatically result in the acceleration or vesting of any rights of any person to benefits under any Employee Plans.

                  (d) The Cable Companies have provided Buyer with copies of all employment contracts, consulting contracts and severance agreements to which any of the Cable Companies and any Employee or independent contractor providing services to or on behalf of any of the Cable Companies are parties, other than those which will be terminated on or before the Closing Date.

                  (e) Schedule 4.14 contains a complete list of each Employee Plan. True and complete copies of each of the following documents have been delivered (or will be delivered within two weeks of the date hereof) by Harron to Buyer: (i) each Benefit Arrangement, Pension Plan and Welfare Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers Employees or former employees of the Cable Companies (with respect to their relationship with each such Company) and all amendments thereto, all summary plan descriptions, summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which have been distributed to participants therein, and a complete description of any Benefit Arrangement which is not in writing, (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan and each voluntary employees' beneficiary association as defined under Section 501(c)(9) of the Code (other than a Multiemployer Plan) which covers Employees or former employees of any of the Cable Companies (with respect to their relationship with each such Company), (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan or Welfare Plan which covers Employees or former employees of the Cable Companies (with respect to their relationship with each such Company), (iv) all actuarial reports prepared for the last three years for each Pension Plan which covers Employees or former employees of the Cable Companies (with respect to their relationship with each such Company), and
(v) a description setting forth the amount of any liability of the Cable Companies as of the Closing Date for payments more than thirty calendar days past due with respect to any Welfare Plan.

                  (f) No Pension Plan is subject to the minimum funding requirements of Part 3 of Title I of ERISA, or the plan termination insurance provisions of Title IV of ERISA. None of Harron or any ERISA Affiliate have incurred any liability (contingent or otherwise) to Pension Benefit Guaranty Corporation other than for the payment of annual premiums for plans heretofore terminated.

                  (g) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of any of the Cable Companies or any ERISA Affiliate (with respect to their relationship with such entity) which has been operated as a qualified plan has received a favorable determination letter from the Internal Revenue Service.

                  (h) Except for amendments for which a remedial amendment period is available under Section 401(b) of the Code, each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers Employees or former employees of any of the Cable Companies or any ERISA Affiliate (with respect to their relationship with such entity) currently complies in all material respects, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitations, ERISA and the Code.

                  (i) Except as disclosed on Schedule 4.14, neither any of the Cable Companies nor any ERISA Affiliate has any withdrawal liability (contingent or otherwise) with respect to a Multiemployer Plan.
                  (j) Each Welfare Plan which covers or has covered employees or former employees of any of the Cable Companies (with respect to their relationship with each such entity) currently complies in all material respects, both as to form and operation, with the requirements prescribed by any and all statues, orders, rules and regulations which are applicable to such Welfare Plan, including, without limitation, ERISA and the Code.

                  (k) Except as disclosed on Schedule 4.14, and except as required by Section 4980B of the Code or Part 6 of Title 1, Subtitle B of ERISA, no Welfare Plan provides for benefits for retirees or has any obligation to provide such benefits in the future.

                  (l) Each Welfare Plan which is a "group health plan", as defined in Section 607(1) of ERISA, presently complies in all material respects with and has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

                  (m) Each Benefit Arrangement presently complies and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any all statues, orders, rules and regulations which are applicable to such Benefit Arrangement, including, without limitation, the Code. Except as provided by law or in any employment agreement set forth on
Schedule 4.14, the employment of all persons presently employed or retained by any of the Cable Companies is terminated at will.

                  (n) No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511. Neither any Cable Company nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Multiemployer Plan.

                  (o) There is no contract, agreement, plan or arrangement covering any employee or former employee of any of the Cable Companies (with respect to such employee's relationship with each such entity) that individually or collectively requires the payment by any of the Cable Companies of any amount
(i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                  (p) To the knowledge of the Shareholders, none of the Cable Companies has engaged in, or has any liability in respect of, any transaction in violation of Sections 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B or ERISA so as to create any material liability of the Cable Companies.

                  (q) There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than routine claims for benefits), suit, litigation, proceeding, arbitration proceeding, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending or, to the knowledge of any of the Cable Companies, threatened against any of the Cable Companies, any ERISA Affiliate or any Employee Plan, other than a Multiemployer Plan.

                  (r) Except as evidenced in any collective bargaining agreement referenced in Schedule 4.14 hereof, neither any of the Cable Companies nor any ERISA Affiliates has announced to employees, former employees, consultants or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of any of the Cable Companies (with respect to their relationship with each such entity) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of any of the Cable Companies (with respect to their relationship with each such entity).

                  (s) No Pension Plan or Welfare Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject to bankruptcy, conservatorship or rehabilitation proceedings as of the date hereof.

                  (t) Except with respect to the Existing Employment Agreements, neither the execution and delivery of this Agreement or any related agreements by any of the Cable Companies nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitations, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                  (u) No event has occurred in connection with which any of the Cable Companies, or any Employee Plan (other than a Multiemployer Plan), directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating thereto or (B) pursuant to any obligation of any of the Cable Companies to indemnify any person against liability incurred under any such statute, regulation or order as they relate thereto.

         4.15 Payment of Taxes. The Harron Companies have paid and discharged all Taxes for which they or any of them are obligated. True, correct and complete copies of the federal and state Tax Returns of the Harron Companies for all income and gross receipts Taxes for the Harron Companies' for 1996 and 1997 have been delivered to Buyer. Except as set forth in Schedule 4.15, there are no unassessed Tax deficiencies, proposed or threatened, against any of the Harron Companies, nor are there any agreements, waivers or other arrangements providing for extension of time with respect to the assessment or collection of any Tax against any of the Harron Companies, or any actions, suits, proceedings, investigations or claims now pending against any of the Harron Companies with respect to any Tax, or any matter under discussion with any federal, state, local or foreign authority relating to Taxes. Except as disclosed on Schedule 4.15, none of the Harron Companies is a party to or bound by any Tax sharing or similar agreements. Harron properly elected to be treated as a Subchapter S Corporation for federal and certain state tax purposes as of January 1, 1998.

The Cable Companies have filed qualified Subchapter S subsidiary elections for federal tax purposes.

         4.16 Technical and other Information. Schedule 4.16 sets forth true and complete technical and business information relating to the operation of the CATV System as of the date indicated thereon with respect to: (a) rates for basic services by category, and stations or signals carried on the CATV System;
(b) miles of plant, as reflected on the Cable Companies' books and records; (c) FAA tower clearances and approvals; (d) a description of the CATV System's channel and megahertz capacity by headend, and (e) the number of subscribers (including the approximate number of subscribers served in each franchise area and served by each headend).

         4.17 Compliance with Laws, Regulations and Reporting. Each of the Cable Companies is in compliance in all material respects with all applicable laws, rules, regulations, ordinances, requirements, standards and guidelines of all federal, state and local authorities or agencies having jurisdiction over the CATV System's franchises, licenses, property, Business or affairs, and with the terms and provisions of any mortgage, lease, license, indenture, or agreement relating to the Business. None of the Cable Companies is in default or in violation with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority. This Section 4.17 shall not apply to the compliance by the Cable Companies with laws, rules, regulations, requirements, standards and guidelines of all federal, state and local authorities with respect to any subject matter specifically governed by any other section of this Article IV.

         4.18 Environmental Matters. To the knowledge of Shareholders, except as set forth on Schedule 4.18, none of the Harron Companies own Real Property upon which there is located any underground fuel storage tanks, and they are in material compliance with all Environmental Laws. In addition, no written notice, notification, demand, request for information, citation, summons or order has been issued to the Harron Companies, no written complaint has been filed against the Harron Companies, no penalty has been assessed and no investigation or review is pending or, to the knowledge of Shareholders, threatened by any governmental authority or other entity, with respect to any alleged failure by the Harron Companies to have any environmental, health or safety permit, license or other authorization required under any applicable Environmental Laws. Except as set forth on Schedule 4.18, no Hazardous Substances have been generated or produced at, or disposed of or in connection with, any of the Real Property owned by the Harron Companies, during the period of the Harron Companies' ownership thereof. No Hazardous Substances have been generated or produced at, or disposed on or in connection with, any of the Real Property leased by the Harron Companies or, to the Shareholders' knowledge, any other person, during the period of the Harron Companies' use thereof.

         4.19 Claims and Litigation. Except as set forth on Schedule 4.19, there is no material action, suit, investigation, claim, arbitration, administrative or other proceeding pending or, to the knowledge of Shareholders, threatened against or involving any of the Shareholders, the Cable Companies, the Business, or the Business Assets, at law or in equity, which would prevent or adversely affect in any material respect the ownership, use or operation of any of the same by Buyer.

5. Buyer's Representations. Buyer hereby represents, warrants and covenants to Shareholders that:

         5.1 Organization and Standing of Buyer. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, is duly qualified to transact business in the State of Delaware, and has all requisite corporate power and authority to execute, deliver, and perform this Agreement.

         5.2 Authority to Execute and Consummate Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each contract or written undertaking delivered by Buyer to Shareholders pursuant hereto will constitute, the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles of general application relating to or limiting creditor's rights. The execution, delivery and performance of this Agreement by Buyer does not and, as of the Closing, will not, result in a breach or violation of, or constitute a default (or an event which, with or without the passage of time or the giving of notice, or both, will constitute a breach or default) under, any agreement, instrument, charter or by-law provision, statute, ordinance, rule, regulation or order to which Buyer is a party or by which Buyer is bound.

         5.3 Approvals and Consents. Except for filings with the FTC and the

U.S. Department of Justice pursuant to the HSR Act, and the expiration of the applicable waiting period thereunder, the only persons whose approval of or consent to the execution, delivery or performance of this Agreement by Buyer is legally or contractually required are specified on Schedule 5.3.

         5.4 Buyer's Ability to Consummate. Buyer has the financial ability to consummate the transactions contemplated herein, and the Buyer has available to it sufficient funds to pay the Purchase Price at Closing. Buyer has no knowledge of any fact or condition that will impede Buyer's ability to consummate the transactions contemplated by this Agreement at the times and in the manner contemplated by this Agreement.

         5.5 FCC Cross Ownership. Buyer does not now, nor will it on the Closing Date, own any assets, or own any interest, equitable or otherwise, or otherwise have an affiliation with any person such that FCC restrictions on "cross-ownership" of media and related business will be violated upon consummation of the transactions provided for herein.

         5.6 Investment. Buyer is a sophisticated person with extensive knowledge and experience in the CATV business. Buyer is financially able to take the risk of purchasing the Stock, has been given adequate opportunity to investigate the Business and to discuss all aspects of the Business with Harron's management. Buyer is acquiring the Stock for its own account and not with an intent to sell the Stock, understands that the Stock has not been registered under any securities laws, and that the transactions contemplated herein involve a substantial degree of risk.

         5.7 Existing Contracts/Employee Terminations. Buyer will, in connection with any liquidation, merger or other alteration to the corporate status of the Cable Companies, honor its obligations under the Listed Contracts in connection therewith. In addition, Buyer has no intention of terminating such number of employees as would subject Harron to WARN, 29 U.S.C. SS2101, et seq.

6.       Additional Covenants.

         6.1 Negative Covenants of Shareholders. From the date of this Agreement until the Closing, Shareholders will cause each of the Cable Companies to not, without the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed or otherwise conditioned), do or agree to do any of the following:

                  (a) Sell, assign, lease, swap or otherwise transfer or dispose of any of the Business Assets, other than the consumption or disposition of Business Assets in the ordinary course of business, or merge or consolidate with or into any other entity or enter into any agreements relating thereto;

                  (b) Other than with respect to converting customers to new channel line-ups introduced in systems currently being rebuilt, consistent with historical practice, voluntarily change the channel line-up of the CATV System, or delete, substitute or add any additional channels or programming service on the CATV System, enter into any contract, agreement, commitment, license or understanding therefor;

                  (c) Outside the ordinary course of Business, and except as contemplated herein: enter into any material contracts, leases, commitments, understandings, licenses, or other agreements that are not terminable on 30 days or less prior notice, or that involve post-Closing obligations in excess of $25,000.00 in any one case, or in excess of $50,000.00 in the aggregate, or incur any other obligation or liability (contingent or absolute) relating to the Business; or, amend, alter or modify to the detriment of the Business any material provision of any of the Authorizations (other than renewal and extensions thereof on existing terms) or the Listed Contracts;

                  (d) Incur any additional indebtedness for borrowed money except to the extent consented to by Buyer, or indebtedness which will be repaid on or before the Closing date, or advances under the Bank Debt which will be included in the adjustments to the Purchase Price under Section 2.3(c);

                  (e) Create, assume or permit to exist any Encumbrances upon the Business Assets except for the Permitted Encumbrances;

                  (f) With respect to the employees of the Business, other than agreements providing for incentive or severance arrangements in connection with the transactions contemplated hereby ("Severance Arrangements"), enter into or become subject to any employment, labor or union contract, any professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, deferred compensation, retirement, hospitalization, employee benefit, or other similar plan;

                  (g) Take any action or fail to take any action which would cause any of the representations and warranties contained herein to be untrue or incorrect on the Closing Date;

                  (h) Enter into any commitments affecting the Business which, when judged in relationship to past business operations of the Business, are unusual or extraordinary or outside the scope of the normal course of routine operations; or

                  (i) Fail to use commercially reasonable efforts to renew on substantially the same or on other commercially reasonable terms consented to by Buyer (which consent will not be unreasonably withheld, delayed or otherwise conditioned) any Authorization from the FCC and any Authority which granted a franchise that will expire after the date hereof and prior to the Closing Date.

Notwithstanding the foregoing, and without limitation, Harron shall be free to:

                  (i) reduce the amount outstanding under the Bank Debt from time to time, including by using funds distributed to it from the Harron Companies;

                  (ii) cause the lenders of the Bank Debt to release the Harron Companies (other than Harron) from guaranties thereof;

                  (iii) with the other Harron Companies, contribute cash to the capital of, or receive distributions or loans from, the other Harron Companies so as to satisfy and discharge any "inter-company" indebtedness and receivables; and

                  (iv) make distributions or loans to the Shareholders.

         6.2 Affirmative Pre-Closing Covenants of Shareholders. Pending and prior to the Closing Date, Shareholders will cause the Cable Companies to:

                  (a) Preserve their corporate existence and business organizations intact and use their reasonable best efforts to preserve relationships with suppliers, customers, employees and others having business relationships with them;

                  (b) Operate the Business in the normal and usual manner;

provided, however: (i) the non-Cable Companies may merge or otherwise transfer their assets and liabilities with or to other Harron Companies, convert non-Cable companies into limited liability companies by merger or otherwise, or contribute Excluded Assets to one or more non-Cable Companies (provided, notwithstanding the foregoing, no non-Cable Company will be merged with a Cable Company, or transfer liabilities to a Cable Company, unless the liabilities of such non-Cable Company are paid and discharged in full on or prior to the Closing Date); (ii) the Cable Companies shall distribute, sell or otherwise transfer to the Shareholders (or their beneficiaries or assignors), directly or indirectly (such as by contribution to new entities and distribution of the new entities) all of the assets listed on Schedule 6.2 hereto (the "Excluded Assets"), subject to the liabilities listed on Schedule 6.2 (the "Excluded Liabilities"); and (iii) the Cable Companies shall discuss with Buyer a proper strategy, pending Closing, for the Cable Companies to develop internet and digital capabilities;

                  (c) Use commercially reasonable efforts to maintain the validity of the Authorizations, renew Authorizations on a timely basis, and comply with all material requirements of the Authorizations;

                  (d) Maintain in full force and effect all of their existing casualty, liability, and other insurance in amounts not less than those in effect on the date hereof;

                  (e) Take all necessary action to comply with all applicable laws, rules and regulations of the FCC, the United States Copyright Office and any other Authority (including any necessary filings, reports, statements, applications of), in connection with the Business, the Business Assets and operations thereof, and the transactions contemplated by this Agreement and the agreements and instruments called for hereunder.

                  (f) Provide Buyer with reasonable access during normal business hours to the Business Assets and the Cable Companies' books and records;

                  (g) Increase subscriber rates in the ordinary course of business, consistent with past practices;

                  (h) Promptly furnish Buyer with copies of such documents and with such information with respect to the Business and their operations as Buyer may, from time to time, reasonably request;

                  (i) Use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies and officials and other third parties that may be or become necessary for the performance of this Agreement; and

                  (j) Use commercially reasonable efforts to acquire at least 2,200 additional subscribers in the State of New York.

                  (k) Cause the Harron Companies to contribute cash to the capital of, or receive dividends or loans from, the other Harron Companies so as to satisfy or discharge any "inter-company" indebtedness or receivables.

         6.3      Affirmative Post-Closing Covenants of Shareholders.

                  (a) On and subsequent to the Closing Date, Shareholders covenant to discharge and satisfy or cause other persons to discharge and satisfy all of the Excluded Liabilities without cost to Buyer or the Cable Companies.

                  (b) On the Closing Date, the Shareholders shall cause all obligors under the Family Loans to satisfy all such loans in full and to execute and deliver to Buyer the Release described in Section 9.2.

         6.4      Affirmative Covenants of Buyer.  Buyer covenants that:

                  (a) Pending and prior to the Closing Date, Buyer will exercise reasonable efforts and due diligence in vigorously assisting and cooperating with Shareholders in their efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies and officials and other third parties that may be or become necessary for the performance of this Agreement. Buyer acknowledges that time is of the essence in connection with its obligations under this Section 6.4.

                  (b) Buyer will preserve and make available (including the right to inspect and copy) to Shareholders, their attorneys and accountants, for a seven year period from and after the Closing Date and during normal business hours after reasonable notice, such of the books, records, files, correspondence, memoranda and other documents of the Cable Companies as

Shareholders may reasonably require in connection with any legitimate purpose, including, but not limited to, the preparation of Tax reports and Tax Returns, the preparation of financial statements, and the completion of the calculation of adjustments to the Purchase Price.

                  (c) On the Closing Date, and immediately following Closing, Buyer shall cause Harron to pay in full the Bank Debt.

                  (d) Buyer agrees that Shareholders shall be entitled to receive, and Buyer shall pay to Shareholders, all sums received in connection with any audit or other reconciliation of the Harron Companies' insurance programs attributable to the period ending on the Closing Date, and that Buyer will allow Shareholders to control such audit or reconciliation.

         6.5 Notification. Each party will promptly notify the other in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated, or upon the occurrence of, or upon becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or would have caused a breach had such event occurred or been known to such party prior to the date hereof, of any of the respective representations and warranties contained in or referred to in this Agreement or in any schedule hereto.

         6.6 Closing Conditions. Shareholders and Buyer will diligently exert their commercially reasonable efforts, in good faith, to cause the Closing conditions set forth in Sections 7 and 8 to be met on or before the Closing Date.

         6.7 No Sale. While this Agreement remains in force, neither the Shareholders nor any other officer, director or shareholder of Harron or the Operating Subsidiaries will contract or negotiate with any potential buyers for the sale of the Business, the Business Assets or the Stock, in whole or in part, whether by stock sale, asset sale, merger or otherwise.

         6.8 HSR Notification. As soon as practicable after the execution of this Agreement, and in no event more than 30 days after the date hereof, Shareholders and Buyer will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act. Each of the parties will take additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings, and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Buyer and Shareholders shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act. Buyer will be responsible for one-half of the filing fees required under the HSR Act and the Shareholders will require Harron to be responsible for the other one-half of the filing fees.

         6.9 Publicity. Prior and subsequent to Closing, all press releases or public announcements concerning this Agreement or the transactions contemplated herein shall be made by a party hereto only following the obtaining of the consent of the other parties hereto, except to the extent required by applicable law (including any legal obligation imposed upon Buyer in connection with its status as a public company), after reasonable notice to the other parties hereto. For purpose hereof, the consent of Shareholders shall be deemed given upon the receipt of consent from one individual designated by the Shareholders in writing.

         6.10 Transition. In connection with the transactions contemplated herein, and notwithstanding anything herein to the contrary, it is agreed that:

                  (a) Except as otherwise provided in this Section 6.10, subject to the obligations of the Harron Companies under the Listed Contracts, nothing herein shall require Buyer to continue the employment of any employee of the Cable Companies for any period of time following the Closing. Not less than forty-five days before Closing, Buyer shall provide to Shareholders written notice of which of the employees of the Cable Companies Buyer intends to retain following the Closing, which list shall contain not less than 65% of the non-"corporate" employees (the "Assumed Employees"). Shareholders shall cause the Cable Companies to terminate the employment of all employees that are not Assumed Employees prior to or as of the Closing. Buyer shall assume all of Shareholders' liability in connection with providing any notice under the WARN Act. Buyer shall be solely responsible for and shall indemnify and hold Shareholders harmless from any liability arising under the WARN Act arising out of the failure to provide adequate advanced notice. Buyer shall continue to employ the Assumed Employees for a period of at least one year following the Closing, or provide to such employees severance of nine months' base pay (which base pay will be at least equal the base pay in place on the Closing Date), except for such employees who voluntarily terminate employment, retire or are discharged for cause. Subject to the obligations of the Cable Companies under the Listed Contracts, Buyer shall have no obligation to provide any severance benefits to any employee discharged for cause. Buyer shall have no obligation to provide severance to any employee whose employment is terminated before Closing except for liabilities and obligations accrued by the Harron Companies before the Closing Date and included in the Purchase Price adjustments set forth in
Section 2.3. As of and immediately after the Closing, each Assumed Employee shall be employed in a position which is commensurate with their experience in the CATV System with respect to which such employee is presently employed, and on the same terms and conditions as are afforded comparably situated employees of Buyer, and each Assumed Employee who continues his employment after the Closing shall receive credit for past service with any of the Cable Companies and their predecessors for all purposes of eligibility and vesting under Buyer's Employee Plans, and for all other purposes under Buyer's vacation, sick leave or other benefit programs or arrangements. Subject to the obligations of the Cable Companies under the Listed Contracts, Buyer shall not otherwise be required by Shareholders, to maintain any particular level of benefits for any of the Assumed Employees. Upon Buyer's request, the Shareholders will coordinate with Buyer to permit Buyer to meet with any of the "corporate" level employees to discuss employment opportunities following the Closing, including position, salary and other employment benefits (and the requirement that such employees must continue employment in the same position and on the same terms and conditions shall not apply to any "corporate" level Assumed Employees). Buyer shall assume full responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored or contributed to by any Cable Company or any of their ERISA Affiliates and who has experienced a "qualifying event" or is receiving "continuation coverage" on or prior to the Closing. "Continuation coverage," "qualified beneficiary", "qualifying event" and "group health plan" all shall have the meanings given such terms under Section 4980B of the Code and
Section 601 et seq. of ERISA. Buyer shall hold the Cable Companies and any entity required to be combined with the Cable Companies (within the meaning of Sections 414(b), (c), (m),or (o) of the Code) harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to continuation coverage and arise as a result of any action or omission by any Cable Company or any of their ERISA Affiliates, or because Buyer is deemed to be a successor employer to any Cable Company or any of their ERISA Affiliates.

                  (b) The Harron Companies shall be free, until the Closing Date, to not accrue certain corporate expenses which will not be paid prior to the Closing Date, such as employee bonuses, legal expenses, accounting and audit fees, and other similar items which will not be paid.

                  (c) On or before the first anniversary of the Closing Date, Buyer shall cease using the name "Harron" for any purpose, and shall cause the Cable Companies to cease using such name, including by changing the names of all such companies to eliminate the name "Harron".

         6.11 Tax Matters. Each of the Harron Companies will timely and properly file or cause to be filed all Tax Returns which it is or will be required to file on or before the Closing Date, all such Tax Returns to be true, correct and complete in all respects to the knowledge of the Shareholders, and will pay or cause to be paid in full when due all Taxes, if any, which become due and payable pursuant to such Tax Returns or assessments received by it on or before the Closing Date, subject to the right of the taxpayer to, in good faith, contest such assessments. The Shareholders and the Buyer acknowledge and agree that Harron is a corporation subject to the provisions of Subchapter S of the Code and, as such, the day immediately prior to the Closing Date will be the last day of Harron's S tax year. Buyer agrees that the Shareholders shall prepare, for Buyer's review and reasonable approval, the Tax Returns for such period and for all periods ending on or before the Closing Date. All federal and state Taxes due in connection with such period, including with respect to the transfer of the Excluded Assets to the Shareholders (or their assignees), shall constitute a liability taken into account under Section 2.3(c) hereof. All federal and state tax refunds with respect to any tax period ending prior to the Closing Date shall, if received after the Closing Date, be paid by Harron to the Shareholders. Buyer agrees that the Tax Returns of the Harron Companies filed with respect to the period ending prior to the Closing Date, and all prior Tax

Returns, shall not be amended without the consent of Shareholders. On or before the Closing Date the Harron Companies will execute a termination and release agreement terminating the existing Tax Sharing Agreement and certifying that there is and will be no liability or obligation by any of the Harron Companies to any other person or to each other thereunder. Buyer acknowledges that Shareholders will not join in a Code Section 338(h)(10) election.

         6.12 Capitalization of the Shareholders. The Shareholders agree that they will not, through distributions, liquidations or otherwise, within the period ending three years after the Closing Date, allow the balance of cash and marketable securities held by them to equal, in the aggregate as to all Shareholders, not less than the sum of $75,000,000.00.

7. Conditions of Buyer's Obligations. The obligations of Buyer to purchase the Business Assets and to proceed with the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived in whole or in part by Buyer by giving written notice to Shareholders to that effect:

         7.1      Consents.

                  (a) Shareholders shall, with the reasonable cooperation of Buyer, have obtained all consents required under the Authorizations set forth in
Section 7.1 in connection with the transactions contemplated hereby in the form attached hereto as Exhibit C. Shareholders shall use their reasonable efforts to cause all consents to include a provision permitting Buyer to transfer the Stock to a direct or indirect subsidiary of Buyer; provided, however, that (i) such person agrees in writing to be bound by any obligations of Buyer in connection therewith; and (ii) the inclusion of such a provision regarding transfer does not otherwise cause such consent to be withheld, delayed or otherwise conditioned. In the event that Shareholders are unable to obtain all consents required under the Authorizations necessary pursuant to this Section 7.1(a) (such Authorizations for which consent is not obtained being referred to as "Non-Consenting Authorizations") by the Closing Date, but Shareholders have obtained consents with respect to Authorizations which authorize service to that number of subscribers which, when added to the number of subscribers serviced under Authorizations for which no consent is necessary for the transactions contemplated herein, represent at least 95% of the total number of subscribers for the CATV System set forth in Schedule 4.16, then Shareholders shall have the option of requiring Buyer to proceed with Closing with no Purchase Price adjustment required to be made at Closing; provided, however, on the Closing Date, Shareholders shall deposit into escrow, under and subject to an Escrow Agreement in substantially the form of Exhibit A, subject to the terms of this
Section 7.1, and provided the funds deposited therein shall be used solely in accordance with this Section 7.1, an amount equal to the product of (i) the number of subscribers as of the Closing Date, less the number of subscribers set forth on Schedule 4.16, times (ii) $4,000.00 (together with all earnings thereof, the "Additional Escrow Fund"). During the 365 days following the Closing Date, Buyer shall use best efforts to assist Shareholders in obtaining consents for the Non-Consenting Authorizations, and the Additional Escrow Fund shall be released to Shareholders at the rate of $4,000.00 for each subscriber serviced on the Closing Date under Non-Consenting Authorizations for which a consent is obtained subsequent to the Closing Date, up to the Additional Escrow Fund. On the 366th day following the Closing Date, the sum of the Additional Escrow Fund, less the amount so released, shall be paid to Buyer as an adjustment to the Purchase Price. Except as provided in this Section 7.1, following Closing, Shareholders shall have no liability in connection with the failure to obtain consents for the transactions contemplated herein in connection with the Non-Consenting Authorizations.

                  (b) Shareholders shall have obtained the consents, approvals and waivers of rights of first refusal of such persons or parties as may be required for the assignment to Buyer of the contracts listed on Schedule 7.1, if any.

         7.2 No Material Adverse Changes. Between the date of this Agreement and the Closing Date, there shall have been no change to the Business or to the Business Assets which would have a Material Adverse Effect, and the Business Assets shall not have suffered any damage (not covered by insurance) by fire or other casualty which has not been substantially repaired or replaced, or provision for repair or replacement made, as provided in Section 12, the consequences of which would have a Material Adverse Effect.

         7.3 Representations Warranties and Covenants. The representations, warranties and covenants of Shareholders set forth in this Agreement, or in any agreement, instrument, schedule, exhibit or other documents to be delivered by Shareholders pursuant hereto, shall be true and correct in all material respects, and Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with on or before the Closing Date.

         7.4 Legal Proceedings. No action, suit or proceeding shall have been instituted against any of the parties to this Agreement before any court or governmental department, agency or commission which might restrain, prohibit or otherwise invalidate this Agreement or the consummation of the transactions contemplated hereby (other than an action or proceeding instituted or threatened by Buyer or Shareholders).

         7.5 HSR Act. All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the commencement of any litigation by a governmental authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

         7.6 Deliveries at Closing. Shareholders shall have delivered to Buyer on or before the Closing, all agreements, instruments and documents required to be delivered pursuant to Section 9 below.

8. Conditions of Shareholders' Obligations. The obligations of Shareholders to be performed under this Agreement on the Closing Date are subject to the conditions hereinafter set forth, any one or more of which may be waived in whole or in part by Shareholders by giving written notice to Buyer to that effect:

         8.1 Representations Warranties and Covenants. The representations, warranties and covenants of Buyer set forth in this Agreement or in any agreement, instrument, schedule, exhibit or other document to be delivered by Buyer pursuant hereto shall be true and correct in all material respects, and Buyer shall have performed and complied with all material covenants and agreements required by this Agreement to be performed or complied with on or before the Closing Date.

         8.2 Deliveries at Closing. Buyer shall have delivered to Shareholders on or before the Closing, all agreements, instruments and documents required to be delivered pursuant to Section 10 below.

         8.3 HSR Act. All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the commencement of any litigation by a governmental authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

9. Shareholders' Deliveries at Closing. On or prior to the Closing, Shareholders shall deliver to Buyer:

         9.1 Stock Certificates. Stock Certificates representing all of the Stock duly endorsed for transfer or accompanied by stock powers duly executed in blank.

         9.2 Release. A Confirmation and Release in the form of Exhibit D whereby each Shareholder confirms that such Shareholder is the owner of the number of shares of Stock shown on Schedule 4.4, and each Shareholder, officer, director and obligor under the Family Loans releases any and all claims against the Harron Companies.

         9.3 Opinion - General. An Opinion of Counsel for Shareholders and the Cable Companies dated as of the Closing Date, substantially in the form of Exhibit E.

         9.4 Opinion - FCC. An Opinion of FCC Counsel for the Cable Companies, dated as of the Closing Date, substantially in the form of Exhibit F.

         9.5 Delivery of Documents. To the extent in the Cable Companies possession and not otherwise held at offices located at the Real Property, all existing blueprints, schematics, working drawings, plans, specifications, projections, statistics, engineering records, CATV System maps, copies of all executed assignments of Authorizations and Listed Contracts not previously delivered, customer lists, files and records used by the Cable Companies in connection with the operation of the Business, and any other lists reasonably necessary to continue the operation of the Business as a going enterprise.

         9.6 Subscriber/Accounts Receivable Certificate. A certificate of Shareholders estimating, in good faith, the Accounts Receivable, and a statement as to the number of subscribers accompanied by materials sufficient to show how such numbers were determined, each certified as being true and correct and prepared in accordance with the terms of this Agreement.

         9.7 Certificate. A Certificate of Shareholders in the form of Exhibit G certifying that all the conditions set forth in Section 7 have been satisfied.

         9.8 Resignations. Resignations of all officers and directors of the Cable Companies in a form reasonably acceptable to Buyer.

         9.9 Non-competition Agreement. A Non-competition Agreement duly executed by Paul F. Harron, Jr. and dated as at the Closing Date, substantially in the form of Exhibit H.

         9.10 Officer Agreements. An Agreement duly executed by each of John F. Quigley, III and Gregory Raymond, dated as at the Closing Date, substantially in the form of Exhibit I.

         9.11 Stock Books. The corporate stock and minute books of the Cable Companies.

         9.12 Good Standing Certificates. Good standing certificates for the Cable Companies from their jurisdiction of incorporation and from the jurisdictions in which they do business.

10. Buyer's Performance at Closing. At the Closing, Buyer shall deliver to
Shareholders:

         10.1 Certificate of Officer. A Certificate of Buyer signed by its Chief Financial Officer that the conditions set forth in Section 8 have been satisfied substantially in the form attached hereto as Exhibit J.

         10.2 Opinion of Counsel. An Opinion of Buyer's counsel dated as of the Closing Date substantially in the form of Exhibit K.

         10.3     Payment.  Payment of the Purchase Price as set forth in
Section 2.3.

11. Brokerage Fees. Except for the services of Communications Equity Associates, which shall be paid for by one of the Harron Companies immediately before the Closing, each party represents and warrants to the other that it has not entered into any agreement with any person, firm or corporation, or become indirectly a party to any such agreement, nor has it taken any action nor is it aware of any facts which would result in the assertion of any liability or claim for the payment of any commission, brokerage or finder's fee in connection with the execution of this Agreement or the consummation of the transactions contemplated herein.

12. Risk of Loss and Casualty Damage. The risk of loss or damage by fire or other casualty to the Business Assets shall be upon Shareholders until Closing.

In the event of any substantial casualty damage prior to Closing, Shareholders shall promptly notify Buyer of such damage by delivery of written notice (a "Damage Notice"). In such event, Buyer shall have the right to require Shareholders to cause the Cable Companies to either: (i) diligently repair, replace and restore (collectively "repair") the damaged property to its former condition, in which case the Closing Date shall be delayed to allow for such repair; or (ii) make such repairs as Buyer directs with all applicable excess insurance proceeds being assigned to Buyer.

13.      Indemnification by Shareholders and Buyer.

         13.1 Shareholders' Indemnification Liability. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer, or any information Buyer may have, Shareholders jointly and severally agree to indemnify, defend and hold Buyer and the Cable Companies harmless from and against and in respect of any and all claims, losses, actions, suits, proceedings, assessments, demands, judgments, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney's fees and costs of suit) resulting from or associated with:

                  (a) any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of Shareholders under this Agreement (whether to be performed prior or subsequent to the Closing
Date);

                  (b) any Tax cost associated with the distribution of the Excluded Assets and the Excluded Liabilities;

                  (c) any or all of the Excluded Liabilities or the Excluded Assets;

                  (d) any and all liability in connection with the litigation referenced on Schedule 4.19 as Cheryl Holl vs. Harron Communications Corp. and Sharon Fialla vs. Harron Communications Corp.; and

                  (e) any liability for subscriber fee refunds due in connection with the Massachusetts Refund Order referenced on Schedule 4.19, for the period through the Closing Date (which shall be the Shareholders' sole liability in connection therewith).

         13.2 Limitations on Shareholders' Indemnification Liability. Notwithstanding Section 13.1, Buyer's claims and Shareholders' liability shall be subject to the following:

                  (a) All representations and warranties made by Shareholders in this Agreement, or pursuant hereto, and any covenants required to be performed at or prior to Closing, shall survive the Closing Date for a period of one year; provided that:

         (i) the representations and warranties made by Shareholders in Sections
         4.19 and Sections 4.14 (a), (b) and (c) of this Agreement shall survive the Closing Date for a period of two years; and

         (ii) the representations and warranties made by Shareholders in Sections 4.1, 4.4, 4.5(a), 4.14 (f), (i), (l) and (m), 4.15 (with respect to federal and state income taxes) and 4.18 of this Agreement shall survive the Closing Date for the applicable statute of limitations.

No claims for indemnification for a breach of a representation or warranty may be asserted after the expiration of the foregoing periods; provided, however, the written assertion of a specific claim by Buyer against Shareholders with respect to any specific matter subject to indemnification prior to the foregoing period shall not be precluded as a result of the foregoing time period limitations.

                  (b) With respect to any matter resulting in a claim hereunder by Buyer, Buyer will use commercially reasonable efforts to mitigate Buyer's damages, or the amount of Buyer's Claim.

                  (c) Except with respect to any claim made under Sections 4.4,
4.14 (f), (l) and (m), 4.15, 4.18 and 13.1(b) - (e), Shareholders shall have no liability until the aggregate of all items for which indemnity is sought exceeds $5,000,000.00, however, in the event the aggregate for all items for which indemnity is sought exceeds $5,000,000.00, the Shareholders shall be liable for all such items in excess of the first $2,500,000.00; provided, further, in the event the aggregate for all items for which indemnity is sought exceeds $10,000,000.00, the Shareholders shall be liable for all such items from the first dollar.

                  (d) Shareholders shall have no tax liability or indemnification or other obligation to Buyer, and there shall be no adjustment to the Purchase Price under Section 2.3, in connection with the making by Buyer or any affiliated company of an election under Section 338 of the Code, or under similar state or local income tax provisions, in connection with the transactions contemplated hereunder, or in connection with any other transaction effected by Buyer involving the Harron Companies.

         13.3 Buyer's Indemnification Liability. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Shareholders or any information Shareholders may have, Buyer agrees to indemnify, defend and hold Shareholders harmless from and against and in respect of any loss, damage or liability resulting from:

                  (a) any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement (whether to be performed prior or subsequent to the Closing Date);

                  (b) any contract, liability or other obligation of the Cable Companies, except to the extent of Shareholders' liability in connection therewith hereunder;

                  (c) all costs and expense (including reasonable attorneys' fees) incurred by Shareholders in connection with any claim, action, suit, proceeding, demand, assessment or judgment incident to any of the matters Shareholders are indemnified against by Buyer in this Agreement; and

                  (d) all costs and expense, including Taxes, to Shareholders in connection with the making by Buyer or any affiliated company of an election under Section 338 of the Code, or under similar state or local income tax provisions, in connection with the transactions contemplated hereunder, or in connection with any other transaction effected by Buyer involving the Harron Companies.

         13.4 Indemnification Procedures. Promptly upon any party entitled to indemnity hereunder becoming aware of any basis for a claim for indemnity hereunder, including the receipt of notice of any claim, demand or assessment made by any third party, or the commencement of any suit, action or proceeding brought by any third party, the party seeking indemnification (the "Indemnitee") will give prompt written notice thereof to the party from whom indemnification is sought (the "Indemnitor") and, in any event, within sufficient time to enable the Indemnitor to respond to such claim or answer or otherwise plead in any such action. The failure or omission of such Indemnitee to so notify promptly the Indemnitor of any such third party claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith, except to the extent that the Indemnitor shall have been actually prejudiced thereby. In case any third party claim, demand or assessment shall be asserted or third party suit, action or proceeding commenced against an Indemnitee, and such Indemnitee shall notify the Indemnitor of the commencement thereof, the Indemnitor shall be entitled to participate therein and, to the extent that it may wish, to assume the defense or settlement thereof, with counsel reasonably satisfactory to the Indemnitee, by providing the Indemnitee with written notice within ten days after receipt of the Indemnitee's notice of the claim, demand or assessment. After notice from the Indemnitor to the Indemnitee of its election to assume the defense or settlement thereof within such 10-day period, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection therewith. The Indemnitee will cooperate with the Indemnitor in connection with any such claim, and make personnel, books and records relevant to the claim available to the Indemnitor. The Indemnitee will not settle such claim, demand, or assessment without the consent of the Indemnitor, which shall not be unreasonably withheld. In addition to, and not in limitation of, the foregoing, Buyer agrees that Shareholders shall be promptly notified in the event that any of the Cable Companies becomes the subject of an audit, examination or other proceeding by the Internal Revenue Service or any other authority with respect to Taxes for any tax year for which Buyer may seek an indemnity against Shareholders or for any S year. With respect to any such audit or proceeding, the Shareholders shall be given the right to participate in and, at their election, control such audit, with any settlement or compromise made in connection therewith shall be subject to the reasonable consent of Buyer. Shareholders shall assume the defense and all liability in connection with the litigation referenced on Schedule 4.19 as Cheryl Holl vs. Harron Communications Corp. and Sharon Fialla vs. Harron Communications Corp.

14.      Termination.

         14.1 Termination by Agreement. This Agreement may be terminated at any time prior to the Closing by Agreement between Shareholders and Buyer.

         14.2 Termination by Shareholders. This Agreement may be terminated at any time prior to the Closing by Shareholders, and the purchase and sale of the Stock abandoned upon written notice to Buyer, if on any date determined for the Closing in accordance with Section 3 each condition set forth in Section 7 has been satisfied (or will be satisfied by the delivery of documents at the Closing) or waived in writing on such date and either a condition set forth in
Section 8 has not been satisfied (or will not be satisfied by the delivery of documents at the Closing) or waived in writing on such date, or Buyer has nonetheless refused to consummate the Closing. Notwithstanding the foregoing, Shareholders may not rely on the failure of any conditions set forth in Section 8 to be satisfied if such failure was principally caused by any Shareholder's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with terms of this Agreement.

         14.3 Termination by Buyer. This Agreement may be terminated at any time prior to the Closing by Buyer, and the purchase and sale of the Stock abandoned upon written notice to Shareholders, if on any date determined for the Closing in accordance with Section 3 each condition set forth in Section 8 has been satisfied (or will be satisfied by the delivery of documents at the Closing) or waived in writing on such date and either a condition set forth in Section 7 has not been satisfied (or will not be satisfied by the delivery of documents at the Closing) or waived in writing on such date (provided Shareholders shall have 60 days from the date of such notice to satisfy such conditions), or Shareholders have nonetheless refused to consummate the Closing. Notwithstanding the foregoing, Buyer may not rely on the failure of any condition set forth in
Section 7 to be satisfied if such failure was principally caused by Buyer's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

         14.4 Effect of Termination. If this Agreement is terminated as provided in this Article 14, then this Agreement will forthwith become null and void and there will be no liability on the part of any party to any other party or any other person in respect thereof, provided that:

                  (a) The obligations of the parties described in Sections 15.1 and 15.2 (and all other provisions of this Agreement relating to expenses) will survive any such termination.

                  (b) All filings, applications and other submissions relating to the transfer of the Stock shall, to the extent practicable, be withdrawn from the Authority or other person to whom made.

                  (c) No such termination will relieve Buyer from liability for a breach of this Agreement, and in such event Shareholders shall have all rights and remedies available at law or equity, including the remedy of specific performance.

                  (d) No such termination will relieve Shareholders from liability for a breach of this Agreement, and in such event Buyer shall have all rights and remedies available at law or equity, including the remedy of specific performance.

         14.5 Attorney's Fees. Notwithstanding any provision in this Agreement that may limit or qualify a party's remedies, in the event of a default by any party that results in a lawsuit or other proceedings for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal.)

15.      Miscellaneous.

         15.1 Confidentiality. Except as provided in Section 6.9, the parties hereto agree to hold in strict confidence all the terms and conditions of this Agreement, and agree not to disclose or otherwise provide, directly or indirectly, the terms hereof to third parties without the prior written consent of the other party hereto, other than to its directors, employees and advisers (such as bankers, accountants and lawyers) who are advised of the terms of this Agreement and who need to know such information.

         15.2 Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

         15.3 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered

(personally, by courier service such as Federal Express, by other messenger or by telecopy (with automatic machine confirmation)) to the address set forth below:

                  (i)      If to Shareholders:

                           The Shareholders of Harron Communications Corp.

                           c/o Paul F. Harron, Jr.

                           70 East Lancaster Avenue

                           Frazer, PA 19355

                           Telecopy Number 610 993-1100

                  with a copy, given in the manner prescribed above, to:

                           James J.  McEntee, III

                           Lamb, Windle & McErlane, P.C.

                           24 East Market St.

                           P.O. Box 565

                           West Chester, PA 19381-0565

                           Telecopy Number 610 430-7838

                  (ii)     If to Buyer:

                           James M. Kane

                           Vice President, Corporate Development

                           Adelphia Communications Corporation

                           Main at Water

                           Coudersport, PA 16915

                           Telecopy Number 814 274-7098

                  with a copy, given in the manner prescribed above, to:

                           Bruce I. Booken, Esq.

                           Buchanan Ingersoll Professional Corporation

                           One Oxford Centre

                           21st Floor

                           301 Grant Street

                           Pittsburgh, PA 15219

                           Telecopy Number 412 562-1041

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this section for the giving of notice.

         15.4 Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

         15.5 Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party hereto; provided, however, notwithstanding the foregoing provisions of this sentence, Buyer may assign all or any portion of its rights under this Agreement to one or more affiliates of Buyer provided Buyer remains personally liable to fully perform the terms of this Agreement and Buyer give notice to Shareholders.

         15.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         15.7 Severability. Unless material hereto, if any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provision hereof. Such provision and the remainder of this Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the remaining provisions hereof.

         15.8 Entire Agreement. This Agreement, including the schedules and exhibits hereto and other instruments and documents referred to herein or delivered pursuant hereto, or concurrent herewith, and represents the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by each of the parties hereto. Notwithstanding the foregoing, the Confidentiality Agreement executed by Buyer and Harron dated March 18, 1999, shall survive the execution of this Agreement.

         15.9 Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         15.10 Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

         15.11 No Third Party Rights. Nothing in this Agreement, express or implied, shall be construed to confer upon any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable rights, remedies, claims, obligations or liabilities under or by reason of this Agreement.

         15.12 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements, and costs of obtaining all necessary consents.

         15.13 Further Assurances. The parties hereto will use their best efforts to comply with all legal requirements imposed on them with respect to the transactions contemplated by this Agreement. Each party agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein, contemplated hereby or reasonably requested by the other party to perfect or evidence its rights hereunder. Each of Shareholders and Buyer will use its diligent efforts to effect the transaction as promptly as practicable, and will promptly notify the other party of any information delivered to or obtained by such party concerning an event that would prevent the consummation of the transactions contemplated by this Agreement.

         15.14 Cable Companies' Financial Statements. Shareholders hereby consent to the inclusion by Buyer of the Cable Companies' financial statements, if required to be so included by Buyer, in any report required to be filed by Buyer with the Securities and Exchange Commission ("SEC"), National Association of Securities Dealers' Automated Quotations ("NASDAQ") System or any stock exchange pursuant to applicable law, rule or regulation, including the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. All accounting costs and fees incurred by reason of the reformatting of the Cable Companies' financial statements in connection with the inclusion by Buyer of the Cable Companies' financial statements in any such report shall be borne by Buyer. Upon the request of Buyer, Shareholders agree to cause the Cable Companies to promptly prepare (not later than thirty (30) days after the date of such request) such financial statements relating to the Cable Companies as may be required to be filed by Buyer with SEC, NASDAQ or any stock exchange. All accounting costs and fees incurred by reason of the preparation of such financial statements shall be borne by Buyer. Shareholders agree to obtain the consent of the independent public accountants of the Cable Companies to the inclusion of the Cable Companies' financial statements in any report required to be filed by Buyer with the SEC, NASDAQ System or stock exchange.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.




By: /s/ Margaret E. Harron                                    By: /s/ Patricia H. Imbesi

Margaret E. Harron                                            Patricia H. Imbesi

Trustee of Intervivos Trust of Margaret E. Harron, Trust      Trustee of Intervivos Trust of Margaret E. Harron,
U/W of Paul F. Harron, Intervivos Trust of Paul F. Harron,    Intervivos Trust of Patricia H. Imbesi, Intervivos
Jr., Intervivos Trust of Patricia H. Imbesi, Intervivos       Trust of James J. Bruder, Jr., Intervivos Trust of
Trust of Margaret H. Bruder, Intervivos Trust of James J.     Margaret Anne Nolen, Intervivos Trust of Jennifer
Bruder, Jr., Intervivos Trust of Margaret Anne Nolen,         Marie Bruder, GST Exempt Trust, Regina Hanson and
Intervivos Trust of Jennifer Marie Bruder, GST Exempt         Appointment Trust, Regina Hanson.
Trust, Regina Hanson and Appointment Trust, Regina Hanson


                                                              Adelphia Communications Corporation



By: /s/ Paul F. Harron, Jr.

Paul F. Harron, Jr.                                          By: /s/ Timothy J. Rigas

Trustee of Intervivos Trust of Margaret E. Harron, Trust     Name: Timothy J. Rigas
U/W of Paul F. Harron, Intervivos Trust of Paul F. Harron,
Jr., Intervivos Trust of Margaret H. Bruder, Intervivos      Title: Executive Vice President
Trust of James J. Bruder, Jr., Intervivos Trust of
Margaret Anne Nolen, Intervivos Trust of Jennifer Marie
Bruder, GST Exempt Trust, Regina Hanson and Appointment
Trust, Regina Hanson





                               Exhibits/Schedules

    [any of which will be filed if requested by the staff of the Commission]



A.  Escrow Agreement
B.  Operating Subsidiaries
C.  Form of Authorization
D.  Release
E.  Opinion - Seller
F.  Opinion - FCC
G.  Certificate of Shareholders
H.  Non-competition Agreement
I.  Officer's Agreement
J.  Certificate of Buyer
K.  Opinion - Buyer

2.3  Estimate of Purchase Price Adjustments
4.3  Officers and Directors of Cable Companies                       Complete
4.4  Shareholder/Options                                             Complete
4.5  Authorizations                                                  Complete
4.6  FCC Filings.                                                    Complete
4.8  Real Property                                                   Complete
4.10 Tangible Personal Property/Business Assets

4.11 Listed Contracts
4.12  Consents/First Refusal Rights
4.13 Financial Statements/Adverse Changes
4.14 Employees
4.15 Tax Proceedings
4.16 Technical Information
4.18  Environmental Matters
4.19 Claims and Litigation
4.20 List Employees/Labor Matters
5.3  Approvals and Consents - Buyer
6.2  Excluded Assets/Liabilities
7.1  Contracts requiring consent (to be prepared by Buyer)